Exhibit 21

LIST OF SUBSIDIARIES

The following is a list of subsidiaries and Lotus Pacific’s ownership percentage as of June 30, 2004:

Name of Subsidiary	Percentage of Ownership	State of Incorporation

Opta Systems, LLC	100%	Delaware
Correlant Communications, Inc.	62%	Delaware